UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2013

     RESPONSE GENETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33509	11-3525548
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

1640 Marengo St., 6th Floor

Los Angeles, California 90033

(323) 224-3900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 20, 2013, Response Genetics, Inc. (the “Company”) entered into definitive agreements with certain institutional investors for the sale of 932,805 shares of its common stock, par value $0.01 per share (the “Common Stock”), in a registered direct offering (the “Offering”) at $2.05 per share, the closing price of the Common Stock on Nasdaq on September 19, 2013. Gross proceeds of the Offering, before deducting the placement agent fee and offering expenses, are expected to be approximately $1.9 million.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS) (“Ladenburg”), is acting as the placement agent for this Offering pursuant to a placement agency agreement, dated September 19, 2013, between Ladenburg and the Company (the “Placement Agency Agreement”).

The Offering is being made pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-171266) filed with the Securities and Exchange Commission on December 17, 2010, as amended on January 4, 2011.

The Offering is expected to close on or about September 25, 2013. The Company will pay Ladenburg an aggregate placement fee equal to 5% of the gross proceeds of the Offering. The Company will also reimburse Ladenburg up to $30,000 for its expenses.

The foregoing description of the Offering is a summary only, is not intended to be complete, and is qualified in its entirety by reference to the Placement Agency Agreement filed as an exhibit to this Current Report on Form 8-K.

Item 8.01 Other Events.

On September 20, 2013, the Company issued a press release announcing the matters set forth in Item 1.01 of this Current Report on Form 8-K. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being furnished with this Current Report on Form 8-K:

Exhibit Number	Document Description

10.1	Placement Agency Agreement, dated September 19, 2013, by and between Response Genetics, Inc. and Ladenburg Thalmann & Co. Inc.

99.1	Press Release, dated September 20, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE GENETICS, INC.

Date: September 20, 2013	By:	/s/ Adanech Getachew
	Name:	Adanech Getachew
	Title:	General Counsel